Exhibit 10.2

Execution Version

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (“Settlement Agreement”) is entered into between and among exactEarth Ltd., a Canadian corporation (“exactEarth”), L3Harris Technologies, Inc., successor to Harris Corporation, a Delaware corporation (“L3Harris”), and Spire Global, Inc., a Delaware corporation (“Spire”). The parties are referred to collectively as the “Parties” or singularly as a “Party” in this Settlement Agreement. In consideration of their respective promises, representations, warranties, and/or undertakings, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

RECITALS

WHEREAS, on January 20, 2020, exactEarth and L3Harris entered into the Amended and Restated Satellite AIS Business Agreement (the “Agreement”);

WHEREAS, on November 13, 2024, Spire and Kpler Holding SA (“Kpler”) entered into a Share Purchase Agreement (“SPA”);

WHEREAS, certain disputes have arisen related to the Agreement, including but not limited to claims by L3Harris that Spire is subject to the Agreement, that Spire and exactEarth violated the non-compete and revenue sharing provisions under the Agreement, and that Spire and exactEarth must get L3Harris’s consent to move forward with Spire’s proposed SPA transaction with Kpler, all of which Spire and exactEarth each deny (the “Disputes”); and

WHEREAS, to ensure the continued fulfillment of obligations under the Agreement notwithstanding the Disputes, the Parties wish to resolve the Disputes upon the terms, conditions and obligations set forth in this Settlement Agreement, without admitting any liability, fault, or wrongdoing.

TERMS

NOW, THEREFORE, in consideration of the covenants, conditions, and promises set forth herein, the Parties agree as follows:

1.
Recitals. The foregoing recitals are incorporated herein by reference as if fully restated and made a part hereof.

2.
Effective Date. This Settlement Agreement shall become effective on the date upon which the following conditions have been met (“Effective Date”):

a.
Each of the Parties shall have executed and delivered the Settlement Agreement by April 25, 2025; and
b.
Spire and Kpler shall have consummated the contemplated transactions under the SPA, in accordance with the SPA, by April 25, 2025 (the “Closing”).

3.
Settlement Payment.

a. Settlement Payment. Spire and/or exactEarth shall pay or cause to be paid to L3Harris the sum of seventeen million U.S. dollars ($17,000,000.00) (the “Settlement Payment”) for full and complete resolution and release of all Disputes asserted in or connected with the Agreement. No interest shall accrue on the Settlement Payment.

i.
Timing of Settlement Payment. The Settlement Payment shall be made at Closing and taken into account in the funds flow for the transactions contemplated under the SPA and paid by Kpler (on behalf of exactEarth) to L3Harris in accordance with the payment logistics set forth below, subject to prior receipt of L3Harris’s W-9 and wire instructions.

ii. Payment Logistics. The Settlement Payment shall be made via wire transfer using the information provided below. L3Harris shall be responsible to provide written notice pursuant to the notice provisions identified herein if there are any changes to the banking information to be used for payments.

Bank: [***]

Bank Address: [***]

ABA Number: [***]

SWIFT: [***]

Account Number: [***]

Account Name: [***]

Beneficiary Address: [***]

iii. Cross-Border Taxes: Given the Settlement Payment will be made by Kpler (on behalf of exactEarth) consistent with 3(a)(ii) above, the Parties agree Kpler shall be responsible for any cross-border taxes associated with the Settlement Payment should a tax liability properly attributable to Kpler arise. For the avoidance of doubt, the Parties agree that in no event will Spire nor L3Harris be responsible for any cross-border taxes associated with the Settlement Payment.

4.
Actions by L3Harris.

a.
Continued Performance Under the Agreement. The Agreement shall remain in place through and after the consummation of the transactions contemplated under the SPA (unless and until it is superseded at or after the Effective Date by a Replacement Agreement, as defined below, or it expires or terminates in accordance with its terms). For avoidance of doubt, from the date this Settlement Agreement is signed, and so long as the Settlement Payment has been paid, L3Harris shall perform in good faith under the Agreement including continuing to provide AIS data.

5.
No Admission of Liability. It is expressly understood and agreed by the Parties that nothing contained in this Settlement Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of any Party.

6.
Releases. In consideration of the promises contained in this Settlement Agreement and for the mutual avoidance of further costs, inconvenience, and uncertainties relating to the Disputes regarding the Agreement, the Parties agree to the following releases, which shall become effective upon the Effective Date:

a.
Release by L3Harris. L3Harris and any person or entity acting on its behalf, including all of its respective attorneys, agents, predecessors, successors, heirs, executors, administrators, insurers, assigns, related persons and other representatives (the “L3Harris Releasors”) hereby forever remise, release, and discharge exactEarth, Spire, and Kpler and all of their respective current, former, or future officers, directors, agents, representatives, employees, partners, shareholders, members, attorneys, indemnitees, predecessors, successors, subsidiaries, insurers, lenders, affiliates, parent companies, and assigns (collectively, the “EE/Spire/Kpler Releasees”) from any and all liability arising out of, relating to, or in connection with the Agreement, including but not limited to claims, demands, liabilities, damages, attorneys’ fees, costs, obligations, liens, actions, or causes of action of every character, nature, kind and source, whether legal, equitable or otherwise, whether under the laws of any state, federal or other government, whether known or unknown, accrued or unaccrued, fixed or contingent, suspected or unsuspected, and whether or not concealed or hidden, which the L3Harris Releasors ever had, now have, or hereafter can, shall or may have at any time in the future against EE/Spire/Kpler Releasees for any past action or inaction up until and including the Effective Date relating to the Agreement.

b.
Release by exactEarth and Spire. exactEarth and Spire and any person or entity acting on their respective behaves, including all of their respective attorneys, agents, predecessors, heirs, executors, administrators, insurers, related persons and other representatives (the “EE/Spire Releasors”) hereby forever remise, release, and discharge L3Harris and all of its current, former, or future officers, directors, agents, representatives, employees, partners, shareholders, members, attorneys, indemnitees, predecessors, successors, subsidiaries, insurers, lenders, affiliates, and assigns (collectively, the “L3Harris Releasees”) from any and all liability arising out of, relating to, or in connection with L3Harris’s past action or inaction relating to the Agreement including relating to the Disputes asserted thereunder, and including but not limited to claims, demands, liabilities, damages, attorneys’ fees, costs, obligations, liens, actions, or causes of action of every character, nature, kind and source, whether legal, equitable or otherwise, whether under the laws of any state, federal or other government, whether known or unknown, accrued or unaccrued, fixed or contingent, suspected or unsuspected, and whether or not concealed or hidden, which the EE/Spire Releasors ever had, now have, or hereafter can, shall or may have at any time in the future against L3Harris Releasees for any past action or inaction up until and including the Effective Date relating to the Agreement.

c.
Nothing in this Section shall be construed as releasing (a) any claims arising under this Settlement Agreement; or (b) any claims based on conduct occurring after the Effective Date of the Settlement Agreement. Notwithstanding anything to the contrary, however, after the Closing, and so long as the Settlement Payment is made in full, L3Harris stipulates and agrees to defer providing any formal notice of a good faith dispute in connection with the Agreement until any final regulatory approval for the acquisition contemplated by the Closing has occurred.

Nothing in this Section shall permit L3Harris to terminate performance under the Agreement in any respect prior to the Effective Date.

7.
Confidentiality. The Parties agree that the terms of this Settlement Agreement are confidential. Subject to the limited exceptions below, no Party will discuss with anyone not a Party to this Settlement Agreement any of the terms of settlement. Any Party that breaches this confidentiality provision shall be subject to suit to recover all damages the breach caused to the non-breaching Party. Any Party may disclose the fact of and terms of this settlement to their accounting, legal, and financial professionals, but only to the extent necessary in the conduct of that Party’s legitimate business. The Parties also may disclose the fact or terms of this settlement as required by federal, state, or provincial laws or rules relating to disclosures by publicly traded companies, but such disclosure shall be as narrow and limited as reasonably possible, in the judgment of the disclosing Party’s legal counsel. A Party also may disclose the fact or terms of this settlement pursuant to a court order or as required by law. Should any Party receive a demand to produce this Settlement Agreement via demand from a governmental agency, subpoena, or discovery request, that Party will object to such production, citing this confidentiality provision. That Party also will provide the other Parties with written notice of the demand for production within seven calendar days of receiving the demand so as to provide the other Party an opportunity to appear, object, or take other steps reasonably necessary to prevent disclosure of this Settlement Agreement. Other than making an objection to production of the Settlement Agreement based on this confidentiality provision and providing notice as set forth above, the responding Party shall have no further duty to contest the production of the demanded Settlement Agreement.

Notwithstanding the foregoing, without further action or consent, (a) this Settlement Agreement may be provided to Kpler, the U.K. Competition and Markets Authority, and the U.S. Department of Justice in connection with the transactions contemplated by the SPA and (b) Subject to redacting wire transfer information herein, Spire may make such disclosures, including publicly filing a copy of this Settlement Agreement with the U.S. Securities and Exchange Commission, as it considers necessary to satisfy its obligations as a public company.

8.
Representations and Warranties.

a.
Prosecution of Any Arbitration or Litigation. From the date this Settlement Agreement is signed, L3Harris agrees, represents, and warrants that it will not prosecute, pursue, or take any action to advance the Disputes related to the Agreement, other than actions taken to effectuate this Settlement Agreement.

b.
Authority. Each person executing this Settlement Agreement warrants that he, she, or it has obtained from the Party or Parties on whose behalf such person is executing this Settlement Agreement the authority to so execute this Settlement Agreement.

c.
Review and Understanding. Each person executing this Settlement Agreement represents and warrants that he, she, or it has carefully read and reviewed this Settlement Agreement, understands it fully, and does not rely upon any statement, representation, legal or accounting opinion, or promise of any other person in executing this Settlement Agreement or in making the settlement provided for herein, except as expressly stated in this Settlement Agreement.

d.
Investigation and Consultation With Counsel. Each person executing this Settlement Agreement represents and warrants that he, she, or it has made such an investigation of the law and facts pertaining to this Settlement Agreement and of all matters pertaining hereto as he, she or it deems necessary. Each Party has been represented by competent counsel of that Party’s own choosing, which counsel has provided such Party with any and all advice on this Settlement Agreement as such counsel and such Party deem necessary or appropriate. This Settlement Agreement has been carefully read by, the contents hereof are known and understood by, and is signed freely and entered into voluntarily by, each person executing this Settlement Agreement.

e.
Voluntary Execution. Each Party declares that it has executed this Settlement Agreement freely and voluntarily, with full knowledge of all material facts after independent investigation and without fraud, duress, or undue influence of any kind, and that it each read this Settlement Agreement and fully understands each and every provision of it.

f.
No Reliance. The parties acknowledge and agree that they have not relied upon any promises, representations, or the advice of any other party or that party’s lawyer. Each party is solely responsible for seeking independent consultation on all matters relating to this Settlement Agreement, including any tax implications of the settlement.

g.
Negotiated Agreement. Each Party represents and warrants that this Settlement Agreement is the result of arms’ length negotiations, was jointly prepared by all Parties, and shall not be construed against any one Party as the drafter of the Settlement Agreement.

h.
No Assignment. Each Party represents and warrants that he or it has not assigned, sold, transferred, or otherwise disposed to any third party any actual or potential claim, any portion of any actual or potential claim, or any other matters that are being released in this Settlement Agreement.

9.
Notice. Any notice required under this Settlement Agreement will be delivered in accordance with this Section.

If to Spire or exactEarth, via overnight delivery and email to:

8000 Towers Crescent Drive
Suite 1100
Vienna, Virginia 22182
Attention: Boyd Johnson
Kelly Loughery
Legal Department
Email: [***]
[***]
[***]

with a copy to (which shall not constitute notice):

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center

90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Jonathan Zimmerman
Brandon Mason

Kassendra Galindo
Email: jon.zimmerman@faegredrinker.com
brandon.mason@faegredrinker.com

kassendra.galindo@faegredrinker.com

If to L3Harris, via overnight deliver and email to:

1395 Troutman Boulevard, NE

Palm Bay, Florida 32905

Attention: Jason Petrek, VP and General Counsel, SAS

Email: [***]

with a copy (which shall not constitute notice) to:

Attention: George Wiltshire, Sr. Director
Email: [***]

Each Party shall provide the other Parties with written notice, via certified mail or overnight delivery, if the foregoing contact information for notice changes.

10.
Beneficiaries. Upon the execution date, the rights and obligations set forth in this Settlement Agreement shall bind and inure to the benefit of the Parties and their respective shareholders, members, direct and indirect parents and subsidiaries, affiliates, predecessors, successors, directors, direct and indirect owners, agents, employees, attorneys, insurers, and assigns, as applicable. For the avoidance of doubt, none of the rights and obligations of the Parties set forth in this Settlement Agreement shall apply to any amended or replacement agreement that may be entered into between Kpler or any of its affiliates, on the one hand, and L3Harris or any of its affiliates, on the other hand, to replace or supersede the Agreement after the Effective Date of this Settlement Agreement (“Replacement Agreement”).

11.
Dispute Resolution.

a.
Dispute Resolution. The Parties shall endeavor to resolve amicably any dispute, claim or controversy arising out of, relating to or in connection with this Settlement Agreement (a “Dispute”) in a timely and cost-effective manner. Unless otherwise specifically provided in this Settlement Agreement, if such Dispute cannot be resolved at the Parties’ contract or program management level within twenty (20) days of written notification by any Party of the existence of a Dispute, any Party shall have the right to escalate the Dispute for resolution at the senior executive level within each Party.

b.
Arbitration. If the Dispute has not been resolved as provided for in the foregoing paragraph within ninety (90) days of initial written notification of the existence of a Dispute, any Party shall have the right to commence arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in accordance with the said Rules in effect at the time of the arbitration, except as they may be modified herein. Any disputes concerning the propriety of the commencement of the arbitration, or the scope or applicability of this agreement to arbitrate shall be finally settled by the arbitral tribunal. If the disputed amount (claims and counterclaims inclusive) is less than three million dollars ($3,000,000), the arbitral tribunal shall be comprised of a sole arbitrator. If the disputed amount (claims and counterclaims inclusive) is three million dollars ($3,000,000) or more, the arbitral tribunal shall be comprised of three arbitrators. The seat, or legal place, of arbitration shall be New York City, NY. In the event of a sole arbitrator, the

Parties shall endeavor to nominate an arbitrator jointly, and if the Parties are unable to agree on the sole arbitrator within thirty (30) days from the initiation of arbitration, the ICC shall appoint the arbitrator. In the event the arbitral tribunal is comprised of three arbitrators, the ICC shall appoint all three arbitrators. The arbitration award shall be final and binding on the Parties and the Parties undertake to carry out the award without delay. Judgment on the arbitration award may be entered in any court of competent jurisdiction. Each Party shall bear its own cost in prosecuting or defending the arbitration and the Parties shall split the arbitrators’ fees and the ICC administrative costs, regardless of the outcome of the award or other ruling or decision. The existence and contents of the arbitration and the award shall be kept confidential, except as may be necessary to prepare for or conduct the arbitration, or as may be necessary in connection with a court application for temporary or preliminary injunctive relief, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. No award or procedural order made in the arbitration shall be published.

c.
Injunctive Relief. Notwithstanding any other provision of this Settlement Agreement, any Party may seek and obtain temporary or preliminary injunctive relief, including specific performance, from any state or federal court located in New York County, NY. The Parties hereby agree that any state or federal court located in New York County, NY shall have personal jurisdiction over them, and expressly waive the benefits of any statute, rule, or other authority, including those relating to venue, forum non-conveniens, or case transfer that otherwise might give them the ability to argue that any such action should be heard in some court other than those identified in this paragraph.

d.
Enforcement of Arbitration Award. In the event any Party fails to comply with the arbitration award, judgment upon the award may be entered by the federal or state courts located in New York County, NY, and the Parties hereby irrevocably submit to the jurisdiction of such courts for the enforcement of the arbitration award. The Parties agree that the Convention on the Recognition and Enforcement of Foreign Arbitral Awards, of June 10, 1958 shall apply.

12.
Choice of Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles.

13.
Entire Agreement. This Settlement Agreement embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any other discussions and agreements with respect to the subject matter hereof. This Settlement Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification, or amendment hereof shall be effective or binding unless in a written instrument signed by the Party against whom enforcement of the cancellation, change, modification, or amendment is sought.

14.
Attorneys’ Fees, Costs. Each Party will bear its own attorneys’ fees, costs, and expenses incurred in connection with the Action, and the negotiation and execution of this Settlement Agreement.

15.
Non-Waiver.

a.
Any failure by any Party to insist upon the strict performance by any other Party of any of the provisions of this Settlement Agreement shall not be deemed a waiver of any of the provisions hereof, and such Party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Settlement Agreement to be performed by such other Party.

b.
No waiver, express or implied, by any Party of any breach or default in the performance by another Party of its obligations under this Settlement Agreement shall be deemed or construed to be a waiver of any other breach, whether prior, subsequent, or contemporaneous, under this Settlement Agreement.

16.
Partial Invalidity. The invalidity or unenforceability of any provision of this Settlement Agreement shall have no effect on the validity or enforceability of any other provision of this Settlement Agreement. In the event of the invalidity or unenforceability of any provision of this Settlement Agreement, the Parties shall jointly petition a federal or state court in New York to revise this Settlement Agreement so as to render it enforceable while still retaining to the greatest extent possible the intent of the Parties, as such intent is determined by such court.

17.
Execution. Any Party may deliver an executed copy of this Settlement Agreement by electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) to another Party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Settlement Agreement or of such other documents. This Settlement Agreement may be executed in counterparts, and all such counterparts together constitute one and the same Agreement.

18.
Headings. Any captions and headings contained in this Settlement Agreement are for convenience of reference only and are not to be considered in construing this Settlement Agreement.

19.
Further Assurances. The Parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Settlement Agreement.

All of the above is agreed and accepted by those signing the signature page(s).

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the last date signed below.

exactEarth Ltd.

By: /s/ Kelly Loughery

Printed Name: Kelly Loughery

Title: Director

Date:

L3Harris Technologies, Inc.

By: /s/ Sara M. Pagani

Printed Name: Sara M. Pagani

Title: Vice Present & Associate General Counsel - Litigation

Date: April 25, 2025

Spire Global, Inc.

By: /s/ Kelly Loughery

Printed Name: Kelly Loughery

Title: General Counsel

Date: